EXHIBIT 11.1

                           SIERRA MONITOR CORPORATION
                    NET INCOME (LOSS) PER SHARE COMPUTATIONS
                     QUARTERS ENDED MARCH 31, 1997 AND 1996
                                   (unaudited)

                                                  (All amounts in thousands except per share amounts)

                                                      For the three month period ended March 31,
                                                      ------------------------------------------
                                                           1997                          1996
                                                           ----                          ----
Weighted average shares outstanding

      Common Stock                                       10,333                        10,277
                                                         ======                        ======

      Total weighted average shares
           outstanding                                   10,333                        10,277
                                                         ======                        ======

Net loss                                                    $50                           $68
                                                         ======                        ======

Net loss per share                                        $0.00                         $0.01
                                                         ======                        ======

Note: Common stock equivalents were excluded from the net loss per share computations due to the antidilutive effect.